EXHIBIT 10.28

SHARE PURCHASE AGREEMENT

AMONG

OM GROUP, INC.,

OMG HARJAVALTA CHEMICALS HOLDING BV,

KMG ELECTRONIC CHEMICALS SAS

AND

KMG CHEMICALS, INC.,

solely for purposes of Article VIII

DATED MAY 31, 2013

TABLE OF CONTENTS

(continued)

Page

8.7 Governing Law and Jurisdiction	9

8.8 Interpretation; Exhibits and Schedules	10

8.9 Counterparts	10

8.10 Translation	10

8.11 Buyer Guarantor	10

ii

SHARE PURCHASE AGREEMENT

BY AND AMONG:

•	OM GROUP, INC., a corporation organized under the laws of the State of Delaware, U.S.A. (“OM Group”);

•

OMG HARJAVALTA CHEMICALS HOLDING BV., a company organized under the laws of the Netherlands, with a share capital of 20,000 Euros, whose registered office is located at Intertrust (Netherlands) B.V., Prince Bernhardplein 200, 1097 JB Amsterdam, the Netherlands, registered with the registry of trade and companies under number 24308561 (“Seller”);

ON THE FIRST PART,

AND:

•

KMG ELECTRONIC CHEMICALS SAS, a société par actions simplifiée organized under the laws of France, with a share capital of 3,000 Euros, whose registered office is located at 12 Rue de la Croix Saint Paul, 77580 Guerard, registered with the registry of trade and companies under number 792758641(“Buyer”);

•	KMG CHEMICALS, INC., a corporation organized under the laws of the State of Texas, U.S.A. (“Buyer Guarantor”), solely for purposes of Article VIII hereof;

ON THE SECOND PART,

(OM Group, Seller, Buyer and Buyer Guarantor shall be collectively hereafter referred to as the

“Parties”

and individually, as a “Party”),

PREAMBLE:

1. WHEREAS, OM Group, OMG Kokkola Chemicals Holding (Two) BV, Seller, Buyer Guarantor and certain affiliates of Buyer Guarantor have entered into a purchase agreement, dated April 28, 2013 (the “Purchase Agreement”) regarding the acquisition of Cyantek Corporation, OM Group Ultra Pure Chemicals Pte. Ltd and OM Group Ultra Pure Chemicals Limited by those affiliates of Buyer Guarantor;

2. WHEREAS, Buyer wishes to acquire OM Group Ultra Pure Chemicals SAS, a société par actions simplifiée organized and operating under the laws of France, whose head office is located at 50620 Saint Fromond, registered with the registry of trade and companies of Coutances, under the number 323 346 973 (the “French Company”);

3. WHEREAS, on the date hereof, Seller hereby owns directly the 275,520 ordinary shares, each with a par value of EUR 18.60, representing one hundred percent (100%) of the share capital and voting rights of the French Company (the “French Shares”);

4.WHEREAS, Buyer has sent to Seller’s ultimate parent, OM Group, Inc., a binding and irrevocable offer dated April 28, 2013 for the acquisition of the French Shares (the “Offer”);

5. WHEREAS, following the receipt of such Offer, Seller has caused the management of the French Company to comply with the employee information and consultation procedure and has received the motivated opinion from the workers’ committee;

6. WHEREAS, upon receipt of such motivated opinion, Seller has decided to accept the Offer on the date hereof;

7. WHEREAS, Seller desires to sell and assign to Buyer the French Shares, and Buyer desires to purchase the French Shares and accept their assignment from Seller, effective as of the Closing Date, subject to the terms and conditions of this Share Purchase Agreement (this “Agreement”);

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Certain Definitions. Any capitalized term not defined in this Agreement shall have the meanings set forth in the Purchase Agreement, provided that the definitions shall be modified as though the French Company was a “Company,” Seller was a “Seller,” and Buyer was a “Purchaser” thereunder.

ARTICLE 2

PURCHASE AND SALE OF THE FRENCH SHARES

2.1 Purchase Price. The sale and purchase of the French Shares is agreed upon and accepted by the Parties in consideration of a total price of fifteen million U.S. Dollars (U.S.$15,000,000) (the “French Purchase Price”) to be paid by Buyer to Seller pursuant to the terms and conditions set forth herein.

2.2 General Method of Payment. The payment by Buyer of the French Purchase Price shall be made on the French Closing Date by irrevocable wire transfer of immediately available funds to the bank account designated by Seller at least two (2) days prior to the French Closing Date.

2.3 Closing Working Capital. The Parties mutually agree that the amounts set forth as the Target Working Capital, Estimated Final Working Capital and Final Working Capital in the Purchase Agreement do not include the French Closing Working Capital; provided, that, the procedures set forth in Section 1.04 of the Purchase Agreement shall apply to the resolution of the French Closing Working Capital. As used herein, “French Closing Working Capital” shall mean the Target Working Capital as defined in the Purchase Agreement which is derived from the French Company so that the reference to the “Business” in connection with the definition of “Net Working Capital” set forth in the Purchase Agreement will be deemed to refer to the portion of the Business conducted by the French Company for purposes of this Agreement. The Parties hereby jointly designate a Target Working Capital amount of U.S.$879,000 for the French Company.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES; CONDITIONS TO CLOSING

OM Group and Seller hereby jointly and severally represent and warrant to Buyer as follows:

3.1 Capital Stock of the French Company. The authorized capital stock of the French Company consists of 275,520 shares of ordinary stock, par value EU€ 18.60 per share, all of which are the French Shares. Except for the French Shares, there are no shares of capital stock or other equity securities of the French Company issued, reserved for issuance or outstanding. The French Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right or subscription right, the articles of incorporation (or equivalent organizational documents) of the French Company or any Contract to which the French Company is a party. The French Shares are subject to a pledge that shall be released pursuant to Article 5 as a condition to the French Closing. There are not any bonds, debentures, notes or other indebtedness of the French Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares of capital stock of the French Company may vote (“Voting French Company Debt”). There are not any options, warrants, calls, rights, convertible or exchangeable securities, stock appreciation rights, stock-based performance units, Contracts or undertakings of any kind to which the French Company is a party or by which the French Company is bound (i) obligating the French Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the French Company or any Voting French Company Debt or (ii) obligating the French Company to issue, grant, extend or enter into any such option, warrant, call, right, unit, Contract or undertaking. There are no outstanding contractual obligations of the French Company to repurchase, redeem or otherwise acquire any shares of capital stock of the French Company.

3.2 Other Representations and Warranties. The representations and warranties contained in the Purchase Agreement, other than Section 3.02(a) of the Purchase Agreement, are incorporated herein, mutatis mutandis as though the French Company was a “Company,” Seller was a “Seller,” and Buyer was a “Purchaser” thereunder, and subject to and qualified by Seller’s disclosure letter attached hereto as Exhibit A (the “French Disclosure Letter”).

3.3 Mutual Closing Conditions. The conditions to Buyer’s and Seller’s obligations to consummate the French Closing shall be as set forth in Article VI of the Purchase Agreement and Article 3 of this Agreement (the “Mutual Closing Conditions”). The closing conditions contained in the Purchase Agreement are incorporated herein, mutatis mutandis as though the French Company was a “Company,” Seller was a “Seller,” and Buyer was a “Purchaser” thereunder.

3.4	Additional Closing Conditions. The following additional conditions shall apply to the French Closing:

3.4.1 Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions provided for by this Agreement are subject to the satisfaction, on or prior to the French Closing (as such term is defined in Section 4.1.2 below), by Seller, of each of the following conditions, any of which may be waived by Buyer:

(a) Seller Certificate. At the French Closing, Seller shall have furnished to Buyer a certificate dated as of the French Closing Date, and signed by a senior executive officer of Seller to the effect that the Mutual Closing Conditions have been satisfied.

(b) Purchase Agreement. The actions contemplated for the Closing under the Purchase Agreement shall have occurred simultaneously with the French Closing.

3.4.2 Conditions to Seller’s Obligations. The obligations of Seller to consummate the transactions provided for by this Agreement are subject to the satisfaction, at or prior to the French Closing, of each of the following conditions, any of which may be waived by Seller:

(a) Buyer Certificate. At the French Closing, Buyer shall have furnished to Seller a certificate dated as of the French Closing Date, and signed by a senior executive officer of Buyer to the effect that the Mutual Closing Conditions have been satisfied.

ARTICLE 4

CLOSING

4.1 General.

4.1.1 In the absence of prior termination of this Agreement by one of the Parties in accordance with Article 6, the French Closing shall take place on the Closing Date, simultaneously with the closing of the Acquisition (the “French Closing Date”).

4.1.2 As used in this Agreement, the “French Closing” shall mean the time at which Seller and Buyer consummate the transaction contemplated in this Agreement by Seller’s transfer and deliverance of the French Shares and Buyer’s payment of the French Purchase Price, as provided herein and evidenced by the execution and delivery by Seller of the documents and instruments referred to in Section 4.2 against the execution and delivery by Buyer of the documents and payments provided in Section 4.3, provided however that the French Closing of the transactions contemplated by this Agreement and the transfer to Buyer of French Shares shall be deemed to have occurred on the French Closing Date regardless of the actual time of the French Closing.

4.2 Documents to be Delivered by Seller. At the French Closing, Seller shall deliver or shall cause to be delivered to Buyer the following documents:

(i) the letter providing for an irrevocable and unconditional release of the pledge over the French Shares obtained from the Beneficiaries (as such term is defined under the statement of pledge dated February 16, 2012) and effective at the latest as of the French Closing Date;

(ii) the stock transfer certificate (ordre de mouvement) recording the transfer of French Shares to Buyer, duly signed by Seller;

(iii) two original copies of the tax form “Cerfa” no 2759, duly signed by Seller, to be filed with the Tax authorities by Buyer with respect to the sale and purchase of the French Shares;

(iv) the share register of the French Company (comprising the registre des mouvements de titres and the comptes individuels d’actionnaires) evidencing Buyer as new owner of all the French Shares, free and clear of any pledge (nantissement) and other restrictive rights, and updated in respect of the sale and purchase of the French Shares;

(v) the corporate books of the French Company comprising the minutes of the decisions of the corporate bodies of the Company and the attendance sheets;

(vi) the certificate required to be delivered by Section 3.4.1(a);

(vii) the duly signed resignation, effective immediately after the French Closing, of the General Manager of the French Company and a written confirmation from the General Manager that he has no claims against the French Company for compensation, loss of office or otherwise;

(viii) the original of the minutes of the new sole shareholder decision of the French Company appointing, as President, General Manager and Deputy General Manager, as the case may be, the individuals whose names are listed in Exhibit B;

(ix) an extract of the minutes of the meeting of the workers’ committee (Comité d’Entreprise) giving its opinion with respect to the transfer of the French Shares, in accordance with applicable laws and regulations; and

(x) the termination letters executed by the relevant parties of the intra-group agreements entered into respectively with OM Group, Inc. and OM Group Americas, Inc.

4.3 Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to Seller or shall cause to be delivered the following documents:

(i) evidence of the payment of the French Purchase Price in the amount and the manner set forth in Section 2.2; and

(ii) the certificate required to be delivered by Section 3.4.2(a).

ARTICLE 5

COVENANTS

5.1 French Covenants. All covenants and agreements contained in the Purchase Agreement shall apply in respect of the French Company and are incorporated herein, mutatis mutandis as though the French Company was a “Company,” Seller was a “Seller,” and Buyer was a “Purchaser” thereunder.

5.2 French Closing Covenants. On the French Closing Date, Seller shall have obtained the irrevocable and unconditional release of the existing pledge over the French Shares and of all Liens (other than Permitted Liens) on the assets of the French Company. From the date of this Agreement until the French Closing Date, Seller shall take any appropriate action in order to obtain such releases.

5.3 Further Assurances. Each Party shall give such further assurances, perform such further acts and execute such further documents as are or may become necessary to carry out the provisions of this Agreement.

ARTICLE 6

TERMINATION

6.1 Termination. Upon any termination of the Purchase Agreement pursuant to Section 7.01 of the Purchase Agreement or expiration of the Offer, this Agreement shall immediately terminate. This Agreement may also be terminated: (a) by mutual written consent of the Parties hereto; (b) by written notice of Buyer to Seller if any of the conditions provided for in Section 3.3 of this Agreement shall have become incapable of fulfillment (other than as a result of a failure by Buyer to comply with its obligations hereunder), and shall not have been waived by Buyer; or (c) by written notice of Seller to Buyer if any of the conditions provided for in Section 3.3 of this Agreement shall have become incapable of fulfillment (other than as a result of a failure by Seller to comply with its obligations hereunder), and shall not have been waived by Seller.

6.2 Effect of Termination. If this Agreement is terminated pursuant to Section 6.1 above: (a) except for the provisions of Article VIII (Miscellaneous), this Section 6.2 and Section 5.07 of the Purchase Agreement, this Agreement will forthwith become null and void, and no Party hereto or any of their respective officers, directors, employees, agents, consultants, stockholders or principals will have any liability hereunder or with respect hereto, except that nothing contained herein shall relieve any Party from liability for any willful failure to comply with any covenant or agreement contained herein prior to the effective date of termination; and (b) all confidential information provided by either Party to the other shall be treated in accordance with Section 5.03 of the Purchase Agreement.

ARTICLE 7

INDEMNIFICATION

The Parties expressly agree that all terms and conditions set forth in Section 8.02 (Tax Indemnification) and Article IX (Indemnification) of the Purchase Agreement are incorporated herein and shall apply mutatis mutandis with respect to obligations and transactions contemplated in this Agreement as though the French Company was a “Company,” Seller was a “Seller,” and Buyer was a “Purchaser” thereunder. The terms and conditions set forth in Section 8.02 (Tax Indemnification) and Article IX (Indemnification) of the Purchase Agreement shall also apply to the representations, warranties and covenants contained in this Agreement as though such representations, warranties and covenants were contained in the Purchase Agreement.

ARTICLE 8

MISCELLANEOUS

8.1 Entire Agreement. This Agreement, the Purchase Agreement and the Confidentiality Agreement, along with the Seller Disclosure Letter, the French Disclosure Letter and Exhibits, contain the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. None of the Parties shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Purchase Agreement or the Confidentiality Agreement.

8.2 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto. By an instrument in writing Buyer, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.

8.3 Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any Party without the prior written consent of the other Party hereto, except that Buyer may assign its rights to an Affiliate without the prior written consent of Seller; provided, however, that no such assignment shall limit or affect Buyer’s obligations hereunder. Any attempted assignment in violation of this Section 8.3 shall be void.

8.4 No Third Parties Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the Parties hereto and such assigns, any legal or equitable rights hereunder.

8.5 Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

8.6 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and sent by facsimile, by electronic mail, by nationally recognized overnight courier service or by registered mail and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in this Section 8.6 or facsimile at the facsimile telephone number specified in this Section 8.6, in either case, prior to 5:00 p.m. (New York City time) on a business day and, in each case, a copy is sent on such business day by nationally recognized overnight courier service, (ii) the business day after the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in this Section 8.6 or facsimile at the facsimile telephone number specified in this Section 8.6, in each case, later than 5:00 p.m. (New York City time) on any date and a copy is sent no later than such date by nationally recognized overnight courier service, (iii) when received, if sent by nationally recognized overnight courier service (other than in the cases of clauses (i) and (ii) above), or (iv) upon actual receipt by the Party to whom such notice is required to be given if sent by registered mail. The address for such notices and communications shall be as follows:

(a)	if to Buyer and/or Buyer Guarantor, to

KMG Chemicals, Inc.

9555 W. Sam Houston Pkwy S., Suite 600

Houston, Texas 77099

Telephone No.: (713) 600-3800

Facsimile No.: (713) 6000-3850

Email: rjackson@kmgchemicals.com

Attention: General Counsel

with a copy to:

Haynes and Boone, LLP

1221 McKinney Street, Suite

2100 Houston, Texas 77010

Telephone No.: (713) 547-2084

Facsimile No.: (713) 236-5557

Email: bill.nelson@haynesboone.com

Attention: William B. Nelson

(b)	if to OM Group and/or Seller, to:

Vice President/General Manager

OM Group – Specialties

127 Public Square

1500 Key Tower

Cleveland, Ohio 44114

Telephone No.: (216) 263-7461

Facsimile No.: (216) 263-7472

Email: steve.dunmead@na.omgi.com

Attention: Steve Dunmead

with copies to:

OM Group, Inc.

127 Public Square

1500 Key Tower

Cleveland, Ohio 44114

Telephone No.: (216) 263-7466

Facsimile No.: (216) 263-7756

Email: sue.rilley@na.omgi.com

Attention: Legal Department

and

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Telephone No.: (216) 586-3939

Facsimile No.: (216) 579-0212

Email: jpdougherty@jonesday.com

Attention: James P. Dougherty, Esq.

8.7	Governing Law and Jurisdiction.

8.7.1 This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of law principles of the State of New York (other than Section 5-1401 of the New York General Obligations Law).

8.7.2 The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions or other appropriate equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State court sitting in New York County or, if subject matter jurisdiction exists, in the United States District Court for the Southern District of New York, this being in addition to any other remedy to which they are entitled at Law or in equity, and the Parties hereby waive in any such proceeding the defense of adequacy of a remedy at Law and any requirement for the securing or posting of any bond or any other security related to such equitable relief. In addition, each of the Parties hereto (i) submits to the personal jurisdiction of any New York State court sitting in New York County or the United States District Court for the Southern District of New York in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement in any court other than any New York State court sitting in New York County or, if subject matter jurisdiction exists, in the United States District Court for the Southern District of New York.

8.8 Interpretation; Exhibits and Schedules. The following provisions shall be applied wherever appropriate herein: (i) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used; (ii) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; (iii) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; (iv) all accounting terms not specifically defined herein shall be construed in accordance with GAAP; (v) this Agreement shall be deemed to have been drafted by the Parties and this Agreement shall not be construed against any Party as the principal draftsperson hereof; (vi) any references herein to a particular Section, Article, Exhibit or disclosure letter means a Section or Article of, or an Exhibit or disclosure letter to, this Agreement unless another agreement is specified; (vii) all references or citations in this Agreement to statutes or regulations or statutory or regulatory provisions shall, when the context requires, be considered citations to such statutes, regulations or provisions as in effect until and including the Closing Date, at any time (except for the EU directives that have been enacted by the relevant EU Governmental Authorities and that have not been implemented by the relevant EU Member State on or prior to the Closing), unless otherwise expressly provided; (viii) the Exhibits and disclosure letters attached hereto are incorporated herein by reference and shall be considered part of this Agreement; (ix) the headings in this Agreement are for convenience of identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof; (x) unless otherwise expressly provided, wherever the consent of any person is required or permitted herein, such consent may be withheld in such person’s sole and absolute discretion; (xi) “including” means “including, without limitation;” and (xii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” The disclosure of any matter or item in any disclosure letter hereto shall not be deemed to constitute an acknowledgement that any such matter is required to be disclosed or is otherwise material. Any matter set forth in any provision, subprovision, section or subsection of any disclosure letter hereto shall, unless the context otherwise manifestly requires, be deemed set forth for all purposes of the disclosure letter. Any capitalized terms used in any Exhibit or disclosure letter to this Agreement but not otherwise defined therein, shall have the meaning as defined in this Agreement.

8.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each Party and delivered to the other Party.

8.10 Translation. This Agreement has been executed in the English language. If this Agreement is translated into another language, the English language text shall in any event prevail.

8.11 Buyer Guarantor.

8.11.1 Buyer Guarantor hereby irrevocably and unconditionally guarantees to the Seller the prompt and complete performance by Buyer of all of Buyer’s obligations and covenants under by this Agreement, including the due and punctual payment of all amounts which are or may become due and payable by the Buyer hereunder when and as the same shall become due and payable (collectively, the “Buyer Obligations”) in accordance with the terms hereof. Buyer Guarantor acknowledges and agrees that, with respect to all Buyer Obligations to pay money, such guaranty shall be a guaranty of payment and performance and not of collection and shall not be released, discharged, mitigated, impaired or affected by:

(a) any lack or limitation of status or power, or other such circumstance, including any dissolution, insolvency, bankruptcy, liquidation, winding-up or other proceeding relating to Buyer, Buyer Guarantor or any other party;

(b) any change in the name, control, objects, business, assets, capital structure or constitution of Buyer or Buyer Guarantor, or any merger, amalgamation or reorganization of Buyer or Buyer Guarantor; and

(c) any amendment, variation, modification, supplement or replacement of this Agreement or any other document or instrument (except to the extent that such amendment, variation, modification, supplement or replacement affects the obligations guaranteed hereunder);

8.11.2 If Buyer shall default in the due and punctual performance of any Buyer Obligation, including the full and timely payment of any amount due and payable pursuant to any Buyer Obligation, Buyer Guarantor will forthwith perform or cause to be performed such Buyer Obligation and will forthwith make full payment of any amount due with respect thereto at its sole cost and expense.

8.11.3 Buyer Guarantor represents and warrants that (i) Buyer Guarantor has full power and authority to execute, deliver and perform this Agreement, (ii) the execution, delivery and performance of this Agreement by Buyer Guarantor has been duly authorized by all necessary corporate action by the Buyer Guarantor, (iii) this Agreement has been duly executed and delivered by Buyer Guarantor and this Agreement constitutes its valid and binding obligation, enforceable against Buyer Guarantor in accordance with its terms, subject to the General Enforceability Exceptions.

[Rest of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the duly authorized officers or representatives of the Parties hereto have duly executed this Agreement as of the date first written above.

OM GROUP, INC.

By:	/s/ Gregory J. Griffith
Name: Gregory J. Griffith
Title: Vice President Strategic Planning and
Development

OMG HARJAVALTA CHEMICALS HOLDING BV

By:	/s/ Valerie Gentile Sachs
Name: Valerie Gentile Sachs
Title: Managing Director A

KMG ELECTRONIC CHEMICALS SAS

By:	/s/ Eric Tribolet
Name: Eric Tribolet
Title: Chairman

KMG CHEMICALS, INC.

By:	/s/ John V. Sobchak
Name: John V. Sobchak
Title: Vice President and CFO